EXHIBIT 99.1



                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX





July 2, 2001



Mr. Dennis M. Terry
President
Clover Leaf Bank, Savings Bank
200 E. Park Avenue
Edwardsville, Illinois 62065

Re:  Conversion Valuation Agreement

     Keller and Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of Clover Leaf Bank, Savings Bank (hereinafter referred to as "CLOVER LEAF" ), relating to the conversion of CLOVER LEAF from a mutual to a stock institution. KELLER will provide a pro forma valuation of the market value of the shares to be sold in the proposed conversion of CLOVER LEAF.

     KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an experienced conversion appraiser for filings with the Federal Deposit Insurance Corporation ("FDIC") and the Office of Thrift Supervision ("OTS"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations.

     KELLER agrees to prepare the conversion appraisal in the format required by the FDIC in a timely manner for prompt filing with the FDIC, the appropriate state division of banks, and the Securities and Exchange Commission. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements.







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     The appraisal  report will provide a detailed  description  of CLOVER LEAF, including its financial condition,  operating  performance,  asset quality, rate
sensitivity  position,  liquidity  level  and  management  qualifications.   The
appraisal will include a description of CLOVER LEAF's market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of CLOVER LEAF with the comparable group.

     In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Circular (Prospectus), including the financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of CLOVER LEAF; the economic and demographic conditions in CLOVER LEAF's existing marketing area; pertinent historical financial and other information relating to CLOVER LEAF; a comparative evaluation of the operating and financial statistics of CLOVER LEAF with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the conversion on CLOVER LEAF's capital position and earnings potential; CLOVER LEAF's proposed dividend policy; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by CLOVER LEAF, and will not independently value the assets or liabilities of CLOVER LEAF in order to prepare the appraisal.

     Upon completion of the conversion appraisal, KELLER will make a presentation to the board of directors of CLOVER LEAF to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

     For its services in making this appraisal, KELLER's fee will be a flat fee of $16,000, plus out-of-pocket expenses not to exceed $500. The appraisal fee will include the preparation of all valuation updates. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $16,000, the balance of which will be payable at the time of the completion of the appraisal.








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     CLOVER LEAF agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by CLOVER LEAF or by an intentional omission by CLOVER LEAF to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

     KELLER agrees to indemnify CLOVER LEAF and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

     This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the $3,000 retainer.

                            KELLER and COMPANY, INC.


                            By: /s/ Michael R. Keller
                               ------------------------------
                                Michael R. Keller
                                President




                            CLOVER LEAF BANK, SAVINGS BANK.



                            By: /s/ Dennis M. Terry
                               ------------------------------
                                Dennis M. Terry
                                President


                            Date:  August 1, 2001
                                 ----------------------------


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